Office of General Counsel

June 21, 2006

Board of Directors and Officers

McKenzie Bay International, Ltd

37899 Twelve Mile Road Suite 300

Farmington Hills, MI 48331

Gentlemen:

Reference is made to the Registration Statement on Form SB-2 Amendment 1 filed by McKenzie Bay International, Ltd., a Delaware corporation (the "Company") with the Securities and Exchange Commission.  The Registration Statement seeks to register an aggregate of 18,676,996 shares of the Company's common stock, (the "Shares").  As set forth in the Registration Statement, certain of the Shares have been issued by the Company and the remainder of the Shares may be issued by the Company in the future.  I have acted as the Company's counsel in connection certain corporate matters relating to the authorization, issuance and future issuance of the Shares.

In connection with this opinion, I have reviewed originals or copies of the following documents: (a) the Registration Statement, (b) the Certificate of Incorporation of the Company and amendments thereto, (c) the Bylaws of the Company, (d) records of the Company's corporate proceedings and (e) such statutes as I have deemed relevant or necessary for the purpose of this opinion.

In addition, I have examined such other documents, records and papers as I have deemed necessary or appropriate in order to give the opinions set forth herein. In rendering my opinions herein, the documents I have examined were originals or copies, certified or otherwise identified to my satisfaction. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to authentic originals of all documents submitted to me as copies. As to questions of fact material to my opinion, I have relied upon statements and certificates of the Company or of government or other officials.

Based on the foregoing, I am of the opinion that the Shares which have been previously issued have and the Shares to be issued in the future will be legally issued, fully paid and non-assessable and the Shares when resold by the selling stockholders as described in the Registration Statement will continue to be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement as well as any subsequent amendments to the Registration Statement and to the reference to me under the caption "Legality of Shares" therein. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Donald C. Harms

Donald C. Harms

General Counsel

37899 Twelve Mile Road, Suite 300, Farmington Hills, MI 48331-3026

(248) 489-1961-telephone      (248) 489-4163-facsimile

www.mckenziebay.com